                                                                                                  ---------------------------------
                                                                 FORM 3                          |            OMB APPROVAL         |
                                                                                                 |                                 |
                                              U.S. SECURITIES AND EXCHANGE COMMISSION            | OMB NUMBER            3235-0104 |
                                                       Washington, D.C. 20549                    | EXPIRES        FEBRUARY 1, 1994 |
                                                                                                 | ESTIMATED AVERAGE BURDEN        |
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    | HOURS PER RESPONSE .......  0.5 |
                                                                                                 |                                 |
                                                                                                  ---------------------------------
  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
                                   of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1. Name and Address of                 |2. Date of Event Re- |4. Issuer Name and Ticker or Trading Symbol                         |
|   Reporting Person                    |   quiring Statment  |                                                                    |
|                                       |   (Month/Day/Year)  |                       CDIS
|    BRIDGER       MARK       WILLIAM   |     JUNE/01/99      |                                                                    |
|   ----------------------------------  |  -----------------  |  ----------------------------------------------------------------  |
|     (Last)     (First)      (Middle)  |3. IRS or Social Se- |5. Relationship of Reporting Persons to Issuer|6. If Amendment,     |
|                                       |   curity Number of  |             (Check all applicable)           |   Date of Original  |
|                                       |   Reporting Person  |                                              |   (Month/Day/Year)  |
|           18 WINDFLOWER PLACE         |   (Voluntary)       |  [ ] Director              [ ] 10% Owner     |                     |
|   ----------------------------------  |                     |                                              |                     |
|               (Street)                |                     |                                              |---------------------|
|                                       |                     |  [X] Officer (give title   [ ] Other (specify|7.Individual or Joint|
|                                       |   ----------------  |               below)                  below) |  Group Filing (Check|
|   THE WOODLANDS   TEXAS      77381    |                     |            VICE PRESIDENT MARINE             |  Applicable Line)   |
|   ----------------------------------- |                     |     -------------------------------------    |                     |
|    (City)      (State)       (Zip)    |                     |                                              |[X]Form filed by one |
|                                       |                     |         PRESIDENT OF WHOLLY-OWNED OPERATING  |   reporting person  |
|                                       |                     |           ENTITY, SPIRES FINANCIAL, L.P.     |[ ]Form filed by More|
|                                       |                     |                                              |   than One Reporting|
|                                       |                     |                                              |   Person            |
|                                       |------------------------------------------------------------------------------------------|
|                                       |                                                                                          |
|                                       |                  Table I -- Non-Derivative Securities Beneficially Owned                 |
|---------------------------------------|------------------------------------------------------------------------------------------|
|1. Title of Security                   |2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial |
|                                       |   Beneficially Owned           |    Form: Direct (D)  |    Ownership                     |
|                                       |   (Instr. 4)                   |    or Indirect (I)   |    (Instr. 5)                    |
|                                       |                                |    (Instr. 5)        |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
|---------------------------------------|--------------------------------|----------------------|----------------------------------|
|                                       |                                |                      |                                  |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                  FORM 3 (Continued)

        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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|1. Title of Derivative         |2. Date Exer-    |3. Title and Amount of          |4. Conver- |5. Ownership  |6. Nature of In-    |
|   Security (Instr. 4)         |   cisable and   |   Securities Underlying        |   sion or |   Form of    |   direct Beneficial|
|                               |   Expiration    |   Derivative Security          |   Exercise|   Derivative |   Ownership        |
|                               |   Date          |   (Instr. 4)                   |   Price of|   Security:  |   (Instr. 5)       |
|                               |   (Month/Day/   |                                |   Deri-   |   Direct (D) |                    |
|                               |   Year)         |                                |   vative  |   or Indirect|                    |
|                               |                 |                                |   Security|   (I)        |                    |
|                               |-----------------|--------------------------------|           |   (Instr. 5) |                    |
|                               |        |        |                    |   Amount  |           |              |                    |
|                               |Date    |Expira- |                    |     or    |           |              |                    |
|                               |Exer-   |tion    |        Title       |   Number  |           |              |                    |
|                               |cisable |Date    |                    |     of    |           |              |                    |
|                               |        |        |                    |   Shares  |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
| Option                        |6/1/2000|4/1/2004| Cal Dive Intl      |   15,000  |     25    |       D      |          --        |
|                               |        |        | Company Stock      |           |           |              |                    |
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
|-------------------------------|--------|--------|--------------------|-----------|-----------|--------------|--------------------|
|                               |        |        |                    |           |           |              |                    |
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Explanation of Responses:




                                                                     /s/ MARK BRIDGER                                 15/09/99
                                                        ------------------------------------------------------  -------------------
                                                                   Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
